Exhibit 10.1

February 22, 2007

Nicholas W. Hulse

Dear Nick,

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. as its Executive Vice President, Worldwide Field Operations, reporting to me.

Salary and Bonus. Your starting salary will be $11,458.33 per semi-monthly pay period, which is equivalent to $275,000.00 on an annualized basis. In addition, you will be eligible for a quarterly performance bonus with an annual target amount of $200,000.00. The bonus amount to be paid will be determined after a performance review that will occur within thirty days after each quarter and will be based upon the achievement of mutually agreed upon objectives. These objectives will be established within thirty days of your start date, and generally will be weighted so that eighty percent of the target amount is based on your performance under your Sales Commission Plan and twenty percent is based on the achievement of specific objectives, provided, however, that your target bonus amount for the period beginning on your start date through June 30, 2007 will be guaranteed. All salary and bonus payments are subject to normal withholdings.

Stock Options. As part of your compensation package, subject to the approval of the Board of Directors, you will be granted stock options to purchase 700,000 shares of Tumbleweed common stock. The stock options are subject to a vesting schedule, whereby one third of the options vest upon completion of one year of employment at Tumbleweed, and the remaining options vest monthly thereafter over a period of two years, for a total vesting period of three years.

Grant of Restricted Stock . As part of your compensation package, subject to the approval of the Board of Directors, you will be granted a restricted stock award of 50,000 shares of Tumbleweed common stock at par value, which shall be subject to repurchase by Tumbleweed, such that your interest in the restricted stock shall vest as to one-third of such Restricted Stock (16,667 shares) on the date after the first anniversary of your employment at Tumbleweed, as to an additional one-third (16,667 shares) on the date after the second anniversary, and as to the final one-third (16,666 shares) on the date after the third anniversary, so as to be 100% vested on the date after the third anniversary of your employment, conditioned upon your continued employment during that three year period. Importantly, you will be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of the restricted stock.

Benefits Package. Beginning on the first of the month following your full time employment start date, you and your eligible dependents will be able to participate in a comprehensive benefits program including medical, dental and vision insurance.

Additionally, beginning on the first of the month following your full time employment start date, you will also be able to participate in other benefit programs, including Life and AD&D insurance, Short and Long-Term Disability insurance, and an Employee Assistance Program.

You will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Benefits Plan. Furthermore, you will be entitled to twenty (20) days of paid time off during your first year, accruing at the rate of 13.33 hours per month from your date of hire, as well as other paid holidays. Dates of eligibility for these programs are set forth in the documents governing such plans.

Change of Ownership Control. If a Change of Ownership Control occurs during your tenure as Executive Vice President, Worldwide Field Operations, followed within six months by either (i) the termination of your employment by the successor to Tumbleweed for any reason other than Cause or (ii) Constructive Termination, then immediately prior to such termination or Constructive Termination, subject to your delivery of a signed release of claims in a form reasonably satisfactory to such successor, the vesting of one hundred percent of your then-outstanding stock options shall occur.

Termination. If (a) Tumbleweed terminates your employment for any reason other than Cause, your death, or Disability, or (b) you terminate your employment following a Constructive Termination, then, subject to your delivery of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to (i) continuation for a period of six months of your base salary, paid in accordance with Tumbleweed’s payroll practices, (ii) continuation for a period of six months of the vesting of your then-outstanding Tumbleweed stock options, and (iii) continuation of your health benefits for six months.

In the event of termination for Cause, you will not be entitled to any such payments, salary, bonus, or benefits.

In the event of termination as a result of your death or Disability, subject to the delivery by you or your estate of a signed release of claims in a form reasonably satisfactory to Tumbleweed, you will be entitled to continuation for a period of six months of base salary and, as determined by Tumbleweed, either (i) continuation for a period of six months of the vesting of your then-outstanding Tumbleweed stock options or (ii) six months’ acceleration of the vesting of your then-outstanding Tumbleweed stock options.

Certain Definitions. For purposes of this agreement,

•             “Cause” means only: the commission of a felony by you intended to result in your substantial personal enrichment at Tumbleweed’s expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been “willful” unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

•              “Change of Ownership Control” means any sale of all or substantially all of Tumbleweed’s assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed’s capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed’s capital stock immediately after such transaction.

•              “Constructive Termination” means a material diminution of duties, a change in title or reporting relationship, a change greater than 25 miles in the location of your designated work place for Tumbleweed, a reduction in base salary, or the failure of any successor to the assets or business through any Change of Ownership Control to fully assume all obligations of Tumbleweed under this agreement.

•              “Disability” means an illness, injury or other incapacitating condition as a result of which you are unable to perform your duties at Tumbleweed for any six (6) consecutive months. In any such event, Tumbleweed, in its sole discretion, may terminate your employment by giving you notice of termination for Disability. You agree to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Tumbleweed from time to time, and any determination as to the existence of a Disability shall be made by a physician selected by Tumbleweed.

Proprietary Information. As a condition of employment, you will be required to sign a Proprietary Information and Inventions Agreement. You should also note that, in accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States.

Tumbleweed requests that you provide documentation on your first day at work and in any event it must be provided to Tumbleweed no later than three (3) business days of your date of hire. In addition, because you will be a Section 16 Officer, Tumbleweed requests that, within (1) business day of signing this letter, you (i) sign Tumbleweed’s standard form power of attorney to facilitate the filing of Forms 3, 4 and 5 by Tumbleweed on your behalf, and (ii) either provide your existing SEC Central Index Key (CIK) information or sign a completed Form ID to obtain a CIK.

At-Will Employment. If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Tumbleweed is free to conclude its at-will employment relationship with you at any time, with or without cause.

Nick, we hope you agree that you have a great contribution to make to Tumbleweed, and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Tumbleweed. This letter, along with the Tumbleweed Communications Employee Manual and other policy documents applicable to Tumbleweed employees and the Plan Documents governing the health and welfare benefit plans, all of which you will receive shortly, sets forth the terms of your employment with Tumbleweed and supersedes any prior representations or agreements, whether written or oral.

Importantly, your employment with Tumbleweed is contingent on a background check. The terms and conditions in the Employee Manual and the Plan Documents are subject to change at any time by Tumbleweed, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and an officer of Tumbleweed.

This offer will expire at noon Pacific Daylight Time on February 23, 2007.

James P. Scullion, CEO

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications Corp. I agree that my start date will be March 4, 2007.

Nicholas W. Hulse	Date